Exhibit 99.1

News release

Graham Mackay Elected to Board of Directors of Philip Morris International (PMI)

NEW YORK—(BUSINESS WIRE)—Oct. 31, 2008—Regulatory News:

Philip Morris International Inc. (NYSE / Euronext Paris: PM) today announced the election of Graham Mackay, Chief Executive of SABMiller plc, to its Board of Directors. With the addition of Mr. Mackay, age 59, the PMI Board will now total nine directors.

Mr. Mackay joined The South African Breweries Limited (SAB Ltd) in 1978 and has held a number of senior positions in the group, including Executive Chairman of the beer business in South Africa. He was appointed Group Managing Director in 1997 and Chief Executive of South African Breweries plc upon its listing on the London Stock Exchange in 1999. In 2002, the company acquired Miller Brewing Company in the United States and became SABMiller plc. Mr. Mackay is also the Senior Independent Non-Executive Director of Reckitt Benckiser Group plc.

“I am delighted to welcome Graham to our Board,” said Louis C. Camilleri, Chairman and Chief Executive Officer. “His extensive global business acumen and understanding of the consumer packaged goods industry will complement the experience and expertise of our superbly qualified Board and will undoubtedly prove to be invaluable in the years ahead.”

Philip Morris International Inc. Profile

Philip Morris International Inc. (PMI) is the leading international tobacco company, with seven of the world’s top 15 brands, including Marlboro, the number one cigarette brand worldwide. PMI has more than 75,000 employees and its products are sold in approximately 160 countries. In 2007, the company held an estimated 15.6% share of the total international cigarette market outside of the U.S. For more information, see www.pmintl.com.

Trademarks and service marks mentioned in this release are the registered property of, or licensed by, the subsidiaries of Philip Morris International Inc.

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SOURCE: Philip Morris International Inc.